CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	July 27, 2015
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com

Heartland Financial USA, Inc. Announces
Retirement of CCO Kenneth Erickson
Deputy CCO, Andrew Townsend, Appointed to Succeed Erickson

Dubuque, Iowa, July 27, 2015- Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that Kenneth J. Erickson, the company’s Chief Credit Officer, has announced his planned retirement from the company effective January 31, 2016.

Erickson has served in roles at Heartland and its flagship bank, Dubuque Bank and Trust Company, for nearly 40 years, and has served as Executive Vice President and Chief Credit Officer from when the role was first established at Heartland. His progressive experience at Dubuque Bank and Trust Company included positions as a consumer loan officer, commercial loan officer and senior loan officer.

In addition to his Credit Administration and Credit Underwriting responsibilities, Erickson serves as Vice-Chairman of the Board of Citizens Finance, Heartland’s consumer finance company, and as a Board Member of BluePath Finance LLC.

“Ken is an admired and respected leader of our credit team and our senior management group. His business sense, and particularly his credit acumen, has served as a compass along Heartland’s growth path. His great expertise and administrative skills will most certainly be missed,” said Lynn B. Fuller, Heartland’s Chairman and CEO.

“Ken navigated Heartland through numerous credit cycles, including the worst economic crisis of our time with great skill and discipline,” Fuller added. “Because of his leadership and integrity, Heartland’s credit portfolio is a great strength of our company. We owe Ken a great deal of gratitude for his many contributions to Heartland and wish him well in his imminent retirement.”

Succeeding Erickson as Chief Credit Officer will be Andrew E. Townsend, Heartland’s Executive Vice President and Deputy Chief Credit Officer. Townsend is currently responsible for the oversight of Heartland’s various credit underwriting processes and the supervision of all senior credit officers.

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As Chief Credit Officer, Townsend will guide the company’s continued focus on growing and strengthening Heartland’s loan portfolio.

A native of Britt, Iowa, Townsend began his career in 1988 as a bank examiner for the Iowa Division of Banking. He joined Banc One Wisconsin Corp. as Loan Review Officer and subsequently joined Dubuque Bank and Trust Company in 1993 as a Loan Review Officer. He was selected to join Galena State Bank as Executive Vice President in 1996. In 2003, Townsend assumed the position of President and CEO of Galena State Bank and joined the bank’s board of directors.

Townsend rejoined Heartland as Deputy Chief Credit Officer in 2013. Currently, he serves on the board of directors of Illinois Bank & Trust.

He holds a Bachelor’s degree in Business Administration from Iowa State University where he majored in Finance. He holds a certification in loan review from the Bank Administration Institute and is a member of the Risk Management Association.

In the community, Townsend has served on the boards of a variety of civic, business and education-related organizations. He currently serves as board member of the Community Development Fund of Galena and performs volunteer work for a variety of school and church activities. Drew and his family belong to St. Michael’s Catholic Church.

Lynn B. Fuller, chairman and chief executive officer said, “Drew brings an exceptional awareness of customer relationships to his new position. He has been highly successful in serving clients during his role as bank president and has proven to be equally effective in working with the bankers who serve our clients at each of the Heartland subsidiary banks.

“This announcement highlights one of Heartland’s greatest strengths; our talented leadership and the depth of our management team. We are delighted to promote from within and tap the talents of Drew Townsend as our next Chief Credit Officer,” Fuller concluded.

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About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 85 banking locations in 63 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas and Missouri, and loan production offices in California, Nevada, Idaho, Oregon and Washington. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on

Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the potential impact of acquisitions, (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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